Exhibit 10.1

RED ROBIN GOURMET BURGERS, INC.

CASH INCENTIVE PLAN

Effective upon Approval by the Stockholders: May 28, 2015

SECTION 1.                                                                         ESTABLISHMENT; PURPOSE

Red Robin Gourmet Burgers, Inc. (the “Company”) hereby establishes the Red Robin Gourmet Burgers, Inc. Cash Incentive Plan (the “Plan”) for the benefit of certain members of the Company’s senior management team.  The purposes of the Plan are to (i) place a significant portion of the compensation of Plan participants at risk by tying such compensation to specific measurable goals designed to drive shareholder value, and (ii) exempt bonuses paid hereunder from the deduction limitations of Code Section 162(m).  The Plan is intended to encourage initiative, resourcefulness, teamwork, motivation, and efficiency on the part of the Participants that will result in financial success for both the stockholders of the Company and the Participants.

SECTION 2.                                                                         CERTAIN DEFINITIONS

“Board” means the Board of Directors of the Company.

“Cause” shall have the definition set forth in any employment, severance, change in control, or similar agreement between the Company and the Participant; provided, however, that if the Participant does not have such an agreement, the term Cause shall mean (a) Participant’s continual or deliberate neglect in the performance of his or her material duties; (b) Participant’s failure to devote substantially all of his or her working time to the business of the Company and its subsidiaries; (c) Participant’s failure to follow the lawful directives of the Board in any material respect; (d) Participant’s engaging in misconduct in connection with the performance of any of his duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries; (e) the violation by Participant, in any material respect, of any policy or of any code or standard of behavior or conduct generally applicable to employees of the Company or its subsidiaries; (f) Participant’s breach of any non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by Participant with the Company or any of its subsidiaries or other act of disloyalty to the Company or any of its subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or (g) Participant’s engaging in conduct which is reasonably likely to result in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude;  provided, however, Participant will not be deemed to have been terminated for Cause in the case of clauses (a), (b), (d) and (e) above, unless any such failure or material breach is not fully corrected prior to the expiration of the ten (10) business day period following delivery to Participant of the Company’s written notice that specifies in detail of the alleged Cause event(s) and the Company’s intention to terminate his employment for Cause.  Notwithstanding the foregoing, the Committee may, coincident with the Committee’s establishment of Performance Goals for any Performance Period, establish in writing a different definition of Cause that shall be used for such Performance Period or for any particular Participant for such Performance Period.

“Change in Control” means any of the following:

(a)                                 The acquisition by any individual, entity or group (a “Person”) (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsection (c)(1), (c)(2) or (c)(3) below;

(b)                                 A majority of the individuals who, as of the date the Plan is adopted (the “Effective Date”), serve on the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)                                 Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Committee may, coincident with the Committee’s establishment of Performance Goals for any Performance Period, establish in writing a different definition of Change in Control that shall be used for such Performance Period or for any particular Participant for such Performance Period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Section 162(m)” means Section 162(m) of the Code and the applicable Treasury Regulations and other guidance issued thereunder.

“Code Section 409A” means Section 409A of the Code and the applicable Treasury Regulations and other guidance issued thereunder.

“Committee” means a committee comprised of two or more directors, all of whom are “outside directors,” as defined in Treasury Regulation Section 1.162-27(e)(3).  In the absence of an explicit Board delegation to the contrary, the Committee shall be the Compensation Committee of the Board (or if one exists, the 162(m) subcommittee of the Compensation Committee).

“Participant” means any member of senior management of the Company who is selected to participate in the Plan for a Performance Period in accordance with Section 4, below.

“Disability” shall have the definition set forth in any employment, severance, change in control, or similar agreement between the Company and the Participant; provided, however, that if the Participant does not have such an agreement, the term Disability shall mean a physical or mental impairment which substantially limits a major life activity of the Participant and which renders Participant unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company.  The Company reserves the right, in good faith, to make the determination of Disability under this Plan based upon information supplied by Participant and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers. Notwithstanding the foregoing, the Committee may, coincident with the Committee’s establishment of Performance Goals for any Performance Period, establish in writing a different definition of Disability that shall be used for such Performance Period or for any particular Participant for such Performance Period.

“Performance Goals” means the specific, measurable goals set by the Committee for any given Performance Period.  Performance Goals may include multiple goals and may be based on one or more operational or financial criteria.  In setting the Performance Goals for any Performance Period, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any subsidiary or business unit thereof:  (a) stock price, (b) total shareholder return, (c) return on assets, return on equity, return on capital employed, or economic value added, (d) measures of growth such as number of units or comparable sales, (e) measures of profitability including, but not limited to, earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization, (f) cash flow from operations, (g) levels of operating expense or other expense items reported on the Company’s income statement, (h) core and non-core product development and growth, (i) infrastructure development for business units or administrative departments (such as marketing, IT, and human resources), (j) measures of efficiency, (k) satisfactory completion of a major project or organizational initiative set in advance by the Committee, (l) measures of safety or quality, (m) revenue and/or sales, (n) market share, including, but not limited to, guest count or traffic count, (o) customer satisfaction, (p) employee engagement, including, but not limited to, employee retention and measures of employee satisfaction, and (q) strategic sales or acquisitions in compliance with specific criteria set forth in advance by the Committee.

“Performance Period”  means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a bonus award granted under the terms of the Plan.

“Retirement” means the voluntary termination of employment by Participant from the Company if at the date of termination the Participant is at least 60 years of age and has completed at least five years of service with the Company. Notwithstanding the foregoing, the Committee may, coincident with the Committee’s establishment of Performance Goals for any Performance Period, establish in writing a different definition of Retirement that shall be used for such Performance Period or for any particular Participant for such Performance Period.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

SECTION 3.                                                                         ADMINISTRATION

The Plan shall be administered by the Committee, and the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules for administering the Plan as it may deem necessary to comply with the requirements of the Code, or to conform to any regulation or any change in any law or regulation applicable thereto.  The Committee may delegate any of its responsibilities under the Plan other than such responsibilities that are explicitly reserved for Committee action pursuant to Code Section 162(m).   The Committee’s decisions shall be final and binding upon all parties, including the Company, stockholders, and Participants.

SECTION 4.                                                                         PERFORMANCE PERIODS; ELIGIBILITY

The Committee may, but need not, establish up to two (2) different Performance Periods beginning in any calendar year, with each such Performance Period to extend for such duration of three (3) years or less as may be determined by the Committee in its sole and absolute discretion.  Within ninety (90) days after the beginning of any such Performance Period, but in no event after twenty-five (25) percent of the Performance Period has elapsed, the Committee shall designate in writing those members of senior management of the Company who shall be Participants in the Plan for such Performance Period.  Only those individuals selected to be Participants shall be eligible to earn bonus awards under the Plan.

SECTION 5.                                                                         ESTABLISHMENT OF PERFORMANCE GOALS; DETERMINATION OF AWARDS

5.1                               Establishment of Performance Goals; Bonus Formulas.  Within ninety (90) days after the beginning of a Performance Period, but in no event after twenty-five (25) percent of the Performance Period has lapsed, the Committee shall establish in writing (i) the Performance Goals and the underlying performance criteria applicable to the Performance Period, and (ii) the formula or methodology for determining the bonus award payable (if any) to each Participant for such Performance Period upon attainment of the specified Performance Goals.  Performance Goals must be objective and must satisfy the third-party objectivity standards under Code Section 162(m).  Notwithstanding the foregoing, at the time such Performance Goals are established, the Committee may determine that the Performance Goals shall be adjusted to account for any unusual items or specified events or occurrences during the Performance Period.  In addition, unless otherwise provided by the Committee at the time the Performance Goals are established, the Performance Goals shall be adjusted to exclude the effect of any of the following events that occur during the Performance Period:  (i) asset write-downs, (ii) extraordinary litigation, claims, judgments, or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items, and (vi) any other extraordinary, unusual, non-recurring or non-comparable items (A) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders, (B) as described in Accounting Standards Codification Topic 225 (or successor guidance thereto) or (C) as publicly announced by the Company in a  press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

5.2                               Certification of Results; Calculation of Bonuses.  As soon as reasonably practicable after the close of the Performance Period, the Committee shall determine bonus awards to be paid under the terms of the Plan.  Any payments made under this Plan shall be contingent upon achieving the Performance Goals set in advance for the Performance Period in question.  The Committee shall certify in writing prior to approval of any awards that such Performance Goals have been satisfied (a unanimous written consent or approved minutes of the Committee may be used for this purpose).

5.3                               Committee Discretion to Reduce Awards.  The Committee may, in its sole and absolute discretion, reduce the bonus awards to which any Participant is otherwise due for any Performance Period if it believes that such reduction is in the best interest of the Company and its stockholders, but any reduction cannot result in any increase in the bonus award of one or more other Participants for such Performance Period.  The Committee has no discretion to increase the bonus award otherwise payable to any Participant for any Performance Period.

5.4                               Maximum Awards.  The maximum bonus award that may be paid to any Participant for any Performance Period shall be (x) 3,000,000, multiplied by (y) the number of years (or portion thereof) in the Performance Period.

SECTION 6.                                                                         PAYMENT OF AWARDS

Coincident with the Committee’s establishment of Performance Goals for any Performance Period, the Committee shall also establish in writing when bonus awards for such Performance Period (if any) shall be paid, including (but not limited to) the effect that a Participant’s death, Disability, or termination without Cause, or a Change of Control of the Company, may have on the payment of such awards.  All payment terms shall be intended to comply with Code Section 409A.  Payment may be made in the form of cash or Company common stock (including Company common stock that is subject to forfeiture), or any combination thereof, as determined by the Committee in its sole and absolute discretion.

SECTION 7.                                                                         GENERAL PROVISIONS

7.1                               Nonassignability.  A Participant shall have no right to assign or transfer any interest under this Plan.

7.2                               No Contract of Employment.  Nothing in this Plan shall confer upon the Participant the right to maintain his relationship with the Company or any affiliate as an employee, nor shall it interfere in any way with any right of the Company, or any such affiliate, to terminate its relationship with the Participant at any time for any reason whatsoever, with or without Cause.

7.3                               Amendment and Termination.  The Board may from time to time alter, amend, suspend, or discontinue the Plan, including, where applicable, any modifications or amendments as it shall deem advisable in order that the Plan not be subject to the limitations on deductibility contained in Code Section 162(m), or to conform to any regulation or to any change in law or regulation applicable thereto; provided, however, that no such action shall adversely affect the rights and obligations of the Participants with respect to the bonus amount payable under the Plan at the time of such alteration, amendment, suspension, or discontinuance, except as may be required in order to comply with the requirements of Code Section 162(m) or Code Section 409A.

7.4                               Section 409A of the Code.  This Plan, including any payment terms established in accordance with Section 6, above, shall be established, administered, and operated in the good faith determination of the Board or the Committee to comply with or be exempt from Code Section 409A.  Although the Company intends to administer the Plan so that it complies with or is exempt from the requirements of Code Section 409A, the Company does not warrant that any bonus amount payable under the Plan will not be subject to the tax imposed by Code Section 409A or will otherwise qualify for favorable tax treatment under any other provision of federal, state, local, or foreign law.  The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of his or her participation in the Plan.

7.5                               Tax Withholding. The Company shall withhold all applicable taxes from any bonus awards payable hereunder, including any foreign, federal, state, and local taxes.

7.6                               Applicable Law. This Plan shall be construed in accordance with provisions of the laws of the State of Colorado, without regards to the conflicts of laws provisions of such state.

SECTION 8.                                                                         EFFECTIVE DATE

This Red Robin Gourmet Burgers, Inc. Cash Incentive Plan was adopted by the Board of Directors on October 29, 2014, and shall become effective upon approval by the stockholder of the Company.  Once approved by the Company’s stockholders, it shall remain in effect, subject to amendment from time to time.